EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-222647 and 333-234716) of Avaya Holdings Corp. of our report dated November 29, 2019 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K, as amended.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 6, 2020